Exhibit 4.8

WELLS FARGO & COMPANY CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151(g) of the
General Corporation Law
of the State of Delaware CLASS A PREFERRED STOCK, SERIES M (Without Par Value)

     WELLS FARGO & COMPANY, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES that, pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, which authorizes the issuance of not more than 20,000,000 shares of Preferred Stock, without par value, and pursuant to authority conferred upon the Securities Committee of the Board of Directors (the “Committee”) in accordance with Section 141(c) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the following resolutions were duly adopted by the Committee pursuant to the written consent of the Committee duly adopted on November 20, 2008, in accordance with Section 141(f) of the General Corporation Law:

     RESOLVED, that pursuant to the authority vested in the Committee and in accordance with the resolutions of the Board of Directors dated October 2, 2008, the provisions of the Restated Certificate of Incorporation, the By-laws of the Corporation and applicable law, a series of Preferred Stock, no par value, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

     Section 1. Designation. The shares of such series of Preferred Stock shall be designated Class A Preferred Stock, Series M, with no par value and a liquidation preference of $1,000 per share (hereinafter referred to as the “Series M Preferred Stock”). Each share of Series M Preferred Stock shall be identical in all respects to every other share of Series M Preferred Stock. Series M Preferred Stock will rank equally with Parity Stock with respect to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, if any, and will rank senior to Common Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

     Section 2. Number of Shares. The number of shares of Series M Preferred Stock shall be 10. Such number may not be increased or decreased without the consent of the holders of at least 66-2/3% of the then issued and outstanding shares of Series M Preferred Stock.

     Section 3. Definitions. As used herein with respect to Series M Preferred Stock:

     “Common Stock” shall mean the common stock, $1-2/3 par value, of the Corporation.

     “Parity Stock” means any other class or series of stock of the Corporation that ranks on a par with Series M Preferred Stock in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

     “Series M Preferred Stock” shall have the meaning set forth in Section 1.

     Section 4. Dividends. Holders of Series M Preferred Stock shall not be entitled to receive any dividends.

     Section 5. Liquidation Rights.

     (a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series M Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series M Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidation preference in an amount equal to $1,000 per share. The holder of Series M Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

     (b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference to all holders of Series M Preferred Stock and the liquidation preferences of any Parity Stock to all holders of such Parity Stock, the amounts paid to the holders of Series M Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series M Preferred Stock and all such Parity Stock.

     (c) Residual Distributions. If the liquidation preference has been paid in full to all holders of Series M Preferred Stock and all holders of any Parity Stock, the holders of Common Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

     (d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

     Section 6. Redemption.

     (a) Optional Redemption. The holders of the shares of Series M Preferred Stock may, at their option, cause the Corporation to redeem such shares at any time. The Corporation, at the option of the board of directors, may redeem the shares of Series M Preferred Stock at any time. The redemption price for each share of Series M Preferred Stock shall be $1,000.00.

     (b) Notice by the Corporation of Redemption. Notice of redemption of the shares of Series M Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of such shares at its last address appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any such notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holders receive such notice. Each notice shall state (i) the redemption date; and (ii) the place where the Series M Preferred Stock is to be redeemed.

     (c) Notice by Holders of Election to Cause Redemption. Notice by the holders of redemption of the shares of Series M Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the Secretary of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any such notice shall state (i) the redemption date; and (ii) the place where the Series M Preferred Stock is to be redeemed.

     (d) Effectiveness of Redemption. If notice of redemption or the election to cause redemption, as applicable, has been duly given by the Corporation or by the holders, as applicable, and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the share, so as to be and continue to be available therefor, then, notwithstanding that the certificate for the share so called for redemption has not been surrendered for cancellation, on and after the redemption date such share shall cease to be outstanding, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption.

     Section 7. Voting Rights. The holders of Series M Preferred Stock shall have the following voting rights.

     (a) Each share of Series M Preferred Stock shall entitle the holder thereof to a number of votes equal to (x) 39.9% of the aggregate voting power of all capital stock outstanding (including the Common Stock and all shares of Series M Preferred Stock) and entitled to vote divided by (y) the number of shares of Series M Preferred Stock issued and outstanding, in each case as of the applicable record date on all matters submitted to a vote of the shareholders of the Corporation.

     (b) Except as otherwise provided herein, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock (only with respect to whether such stock votes as one class with the Series M Preferred Stock or votes otherwise), or by law, the holders of shares of Series M Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

     (c) Without the consent of the holders of at least 66-2/3% of the then issued and outstanding shares of Series M Preferred Stock, voting together as a single class and as a separate class from all other capital stock of the Corporation, the Corporation shall not (1) issue or authorize for issuance any shares of Series M Preferred Stock or any rights, warrants, options, commitments or securities to acquire any Series M Preferred Stock or such other preferred stock or any securities or other rights or commitments directly or indirectly convertible or exchangeable into any of the foregoing, or (2) amend in any respect the certificate of incorporation or bylaws so as to adversely affect the rights, preferences, privileges or voting powers of the Series M Preferred Stock, including but not limited to by creating any other series of preferred stock or other new class or series of capital stock having general voting rights or having the right to vote on the approval or adoption of any other share exchange, reclassification, merger, consolidation or other business combination transaction involving the Corporation other than any such rights as are currently held by the Parity Stock outstanding as of the date hereof.

     Section 8. Conversion. The holders of Series M Preferred Stock shall not have any rights to convert such Series M Preferred Stock into shares of any other class of capital stock of the Corporation.

     Section 9. No Sinking Fund. Shares of Series M Preferred Stock are not subject to the operation of a sinking fund.

     Section 10. No Transfer. The holders of the Series M Preferred Stock shall not, directly or indirectly, (a) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of the Series M Preferred Stock or (b) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, the Series M Preferred Stock.

IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused this Certificate of Designations to be signed by Barbara S. Brett, its Senior Vice President and Assistant Treasurer, and Laurel A. Holschuh, its Secretary, this 30th day of December, 2008.

                                                                             WELLS FARGO & COMPANY

                                                                              By:    /s/ Barbara S. Brett
                                                                                      Barbara S. Brett, Senior Vice President
                                                                                      and Assistant Treasurer

/s/ Laurel A. Holschuh
Laurel A. Holschuh, Secretary